Exhibit 10.1

August 26, 2013

Vincent Pilette

4 Pepperwood Court

Menlo Park, CA 94025

Dear Vincent,

On behalf of Logitech Inc. (“Logitech”), we are pleased to offer you employment with Logitech as Chief Financial Officer reporting directly to me, as President and Chief Executive Officer of Logitech International S.A. (“Logitech International”).

Your annual base salary will be $500,000, payable every two weeks at a bi-weekly rate of $19,231. You will also be eligible to participate in Logitech International’s Leadership Team Performance Bonus Plan, targeted at 80% of your base salary for a potential annual total cash compensation of $900,000.

For fiscal year 2014 (April 2013 – March 2014), your payout under the Leadership Team Performance Bonus Plan will be guaranteed to pay out at a rate of no less than 100% of your target bonus and, as per the plan, will be prorated based upon your start date, provided you are an active employee of Logitech on the last day of the bonus performance period.

You will receive the following stock grants associated with your hire:

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295,000 performance stock units (“PSUs”). Portions of this grant vest when Logitech International’s (LOGI) average closing price per share over a consecutive 90 calendar day period meets or exceeds the specific Logitech International stock prices as noted below. Any units not vested by the 10-year anniversary of the grant will be cancelled.

•	147,500 units vest when Logitech International’s 90-day average closing price is $12.00

•	147,500 units vest when Logitech International’s 90-day average closing price is $14.00

•	175,000 restricted stock units (“RSUs”). This grant will vest over three years, with one-third vesting annually on the grant anniversary date (“RSU Number 1”).

•	195,000 restricted stock units (“RSUs”). This grant will vest over one year, with all units vesting on the one-year grant anniversary date (“RSU Number 2”).

The RSU grants will be subject to Logitech International’s standard RSU agreement (as filed with the SEC on February 5, 2013), including Addendum A and the “As Applicable” provision in Section 2, and a qualification (as set forth in the Change of Control Agreement provided to you) that the agreement may be modified to comply with applicable ordinances, laws, rules and regulations (including but not limited to those related to the Minder initiative). A copy of Logitech International’s standard RSU agreement is enclosed. There are no special vesting provisions associated with the PSUs in the case of a change of control.

We will submit your new hire grants to the Compensation Committee of Logitech International’s Board of Directors with the monthly grant approval cycle occurring after your start date with Logitech. The receipt of these grants is conditioned upon your execution of the associated grant agreements.

Logitech offers a comprehensive benefits package, including medical, dental, and vision insurance plans (effective on your date of hire), a healthcare spending account, a 401(k) retirement savings plan, commuter benefits, an Employee Stock Purchase Plan, life insurance, short and long-term disability insurance, as well as 20 days per year of paid time off (combined vacation and sick leave), and 11 paid holidays. As an executive of Logitech, you will also be eligible to participate in Logitech’s Deferred Compensation Plan.

Logitech’s compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary, your target incentive bonus, other compensation, and any terms and conditions of employment shall be in the sole discretion of Logitech International’s Board of Directors or the Compensation Committee of the Board of Directors of Logitech International. Please note that, as an executive officer of Logitech International, you will be subject to Logitech’s stock ownership guidelines and Logitech’s Executive Clawback Policy, copies of which are enclosed.

In addition, the Compensation Committee of Logitech International’s Board of Directors has approved the entry into a Change of Control Severance Agreement with you, in the form that accompanies this letter agreement. Anything in any equity or other long-term incentive award or any other agreement to the contrary notwithstanding, as may be entered into at any time during your employment, the terms of Section 5 (“Limitation on Payments”) of the enclosed Change of Control Agreement shall govern the treatment thereunder unless the parties otherwise agree by specific reference to such Section 5.

While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice. However it is understood that if a separation from service (as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), occurs within your first two years of employment because (1) your employment is terminated by Logitech without cause (as defined below), and not as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one-year period as a result of a physical and/or mental impairment), or (2) if you resign for good reason (as defined below), and in either case if you sign a general release of known and unknown claims based on Logitech’s then standard form applicable to executive officers, you will receive the following benefits:

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Severance in an amount equal to 12 months of your then current base salary (or your base salary as of your commencement of employment with Logitech, if higher) plus 100% of your then-current annual targeted bonus amount, less applicable withholdings.

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Company-paid premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules for a period of up to 12 months. However, Logitech’s COBRA obligations shall immediately cease to the extent you become eligible for benefits from a subsequent employer.

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Accelerated vesting and prompt settlement of one-third of the original 175,000 units subject to RSU Number 1 (as adjusted pursuant to the RSU agreement), to the extent then unvested and unexpired and to the extent that such units would otherwise have vested and become settled solely on account of your continued performance of services to Logitech International and its direct and indirect subsidiaries.

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If the separation of service occurs within the first year of service, accelerated vesting and prompt settlement of the original 195,000 units subject to RSU Number 2 (as adjusted pursuant to the RSU agreement), to the extent then unvested and unexpired and to the extent that such units would otherwise have vested and become settled solely on account of your continued performance of services to Logitech International and its direct and indirect subsidiaries.

•	Executive-level outplacement services, in the amount of up to $15,000. Such services shall be provided by a firm selected by the Employee from a list compiled by Logitech.

Logitech will deliver the form of release to you within 30 days after your separation from service. You must execute and return the release within 60 days after the date that the form is delivered to you. The severance payments will commence within 20 days after you return the release unless the delay of your severance pay and/or benefits is required by Code Section 409A as described below. Severance payments will be made periodically over the applicable severance period in accordance with Logitech’s normal payroll schedule.

Notwithstanding anything to the contrary in this letter, if as of the date you terminate employment you are a “specified employee” of Logitech or Logitech International, as applicable, within the meaning of Code Section 409A and the final regulations and official guidance thereunder and some or all the severance payments or benefits outlined above are considered deferred compensation under Code Section 409A and the final regulations and official guidance thereunder (the “Deferred Payments”), then the Deferred Payments which are otherwise due to you on or within the 6 month period following your separation from service will accrue, to the extent required, during such 6 month period and will become payable in a lump sum payment, without interest, on the date 6 months and 1 day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

For purposes of this offer letter, a separation from service for “cause” occurs if you are terminated for any of the following reasons: (i) your willful dishonesty or fraud with respect to the business affairs of Logitech; (ii) your intentional falsification of any employment or Logitech records, (iii) your conviction (including any plea of guilty or no contest) of a felony which the Board of Directors

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of Logitech International reasonably believes materially impairs your ability to perform your duties for Logitech or adversely affects Logitech’s reputation or standing in the community, (iv) a willful act by you which constitutes misconduct (including, but not limited to, improper use or disclosure of the confidential or proprietary information of Logitech) and is injurious to Logitech, or (v) continued willful violations by you of your obligations to Logitech after there has been delivered to you a written demand for performance from Logitech which describes the basis for Logitech’s belief that you have not substantially performed your duties. For purposes of this paragraph only, “Logitech” shall mean Logitech International and its direct and indirect subsidiaries.

In addition, for the purposes of this offer letter, “good reason” means (i) a substantial reduction of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction, without your express written consent and without good business reasons, (ii) a material reduction of your Base Salary, (iii) a material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction, with the result that your overall benefits package is significantly reduced, (iv) your relocation to a facility or location more than thirty (30) miles from your current location, without the your express written consent, (v) the failure of Logitech and Logitech International to obtain the assumption of this letter agreement by any successor, or (vi) a material reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, without your express written consent (“demotion”). Such reduction shall not be considered a “demotion” unless (i) you give Logitech written notice of such reduction within 90 days after such reduction occurs and (ii) Logitech fails to remedy such reduction within 30 days after receiving your written notice. Clause (iii) above shall not apply in the event of any reduction of the amount of the bonus actually paid but shall apply in the event of a material reduction of the target bonus or bonus opportunity. A condition shall not be considered “good reason” unless you give Logitech written notice of such condition within ninety (90) days after such condition comes into existence and Logitech fails to remedy such condition within thirty (30) days after receiving your written notice.

In the event any payments under your Change of Control Severance Agreement are triggered, the aggregate amount of any amounts payable to you under this offer letter in the event of a separation from service will be reduced, but only to the extent necessary so as to prevent the duplication of severance payments to you.

Logitech shall reimburse you for all reasonable legal fees and expenses incurred by you in connection with negotiating and executing this letter agreement and the Change of Control Agreement; provided, however, that Logitech shall not be obligated pursuant to this letter agreement and Section 10(h) of the Change of Control Agreement (Miscellaneous – Legal Fees and Expenses) to reimburse such legal fees and expenses in excess of $5,000 in the aggregate; provided further, that such legal fees and expenses shall not be reimbursed until you have executed and returned this letter agreement to Logitech and have started work as the Chief Financial Officer at Logitech as set forth below.

On June 14, 2013, the Swiss Federal Council submitted to a public consultation procedure its draft ordinance on various compensation practices to implement new provisions of the Swiss Federal Constitution resulting from the Minder initiative. The effect of that temporary ordinance, and of the

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laws, rules and regulations that will follow, on this letter agreement are not yet known and may require or make advisable changes to this letter agreement to comply with such ordinances, laws, rules and regulations. Logitech and Logitech International reserve the right to unilaterally amend this letter agreement solely if an amendment is determined to be reasonably necessary by Logitech’s or Logitech International’s legal counsel for Logitech and Logitech International to comply with existing or adopted applicable ordinances, laws, rules or regulations (“Laws”) (even if such Laws have not yet taken effect), including but not limited to any Laws related to the Minder initiative in Switzerland, and such counsel determines that the amendment reasonably addresses such need.

Please understand that this offer is contingent upon the successful completion of your background check prior to your start date. You will also be required to provide your legal eligibility to work in the United States on your first day of employment.

We eagerly await your acceptance of this offer by the end of the business day on September 2, 2013. Please indicate your intended start date below when you provide your signature upon acceptance.

Once your offer acceptance is received:

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You will receive an invitation from Red Carpet, Logitech’s new hire on-boarding portal. With your personalized access, you will begin to learn about Logitech, review your benefits and enter additional information that is required to enable a smooth new hire experience for you.

•	You will receive information about your new employee welcome session the week prior to your start date.

Vincent, the single most important factor of our success is our people and we look forward to having you on the Logitech team and leading our Finance organization. If you have any questions, or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return the offer letter to Karen Drosky, our Vice President of People & Culture.

Sincerely yours,

/s/ Bracken P. Darrell

Bracken Darrell

President and Chief Executive Officer

Logitech International

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I accept the position of Chief Financial Officer, and will begin work on September 3, 2013. I further acknowledge that the terms and conditions specified in this letter are the only commitments Logitech is making relative to my employment and that all other promises, either verbal or written, are null and void.

/s/ Vincent Pilette	September 3, 2013
Vincent Pilette	Acceptance Date

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